                                  SUBSIDIARIES
                                       OF
                            SPRINGS INDUSTRIES, INC.


                                                                      Place of
Name of Subsidiary                                                  Incorporation
- ------------------                                                  -------------

1.    Catawba Trucking, Inc.                                        South Carolina

2.    Clark-Schwebel Corporation                                    New York

3.    Clark-Schwebel Distribution Corp.                             Delaware

4.    Clark-Schwebel, Inc.                                          New York

5.    Fort Mill A Inc.                                              Delaware

6.    Springs Canada, Inc.                                          Ontario

7.    Lancaster International Sales Corporation                     South Carolina

8.    Springmaid International, Inc.                                South Carolina

9.    Fort Mill F Inc.                                              South Carolina

10.   Springs de Mexico, S.A. de C.V.                               Mexico

11.   Springs Holdings Limited                                      Ontario

12.   Springs Industries (Asia) Inc.                                Delaware

13.   Springs Management Company, Inc.                              South Carolina

14.   Springs Sales Corporation                                     U.S. Virgin Islands

15.   Springs Window Fashions Division, Inc.                        Delaware